FOR IMMEDIATE RELEASE	January 20, 2016
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, January 20, 2016…...On January 19, 2016, the Board of Directors of Monmouth Real Estate Investment Corporation (NYSE:MNR) (“Company”) declared its quarterly cash dividend on the Company’s Common Stock of $0.16 per share payable March 15, 2016, to shareholders of record at the close of business on February 16, 2016. The Company’s annual dividend rate on its Common Stock is $0.64 per share.

On January 19, 2016, the Board of Directors declared a dividend for the period commencing December 1, 2015 through February 29, 2016, of $0.4765625 per share on the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock payable March 15, 2016, to shareholders of record at the close of business on February 16, 2016. Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $1.90625 per share.

Also on January 19, 2016, the Board of Directors declared a dividend for the period December 1, 2015 through February 29, 2016, of $0.4921875 per share on the Company’s 7.875% Series B Cumulative Redeemable Preferred Stock payable March 15, 2016, to shareholders of record at the close of business on February 16, 2016. Series B preferred share dividends are cumulative and payable quarterly at an annual rate of $1.96875.

Monmouth Real Estate Investment Corporation, founded in 1968 is one of the oldest public equity REITs in the U.S. The Company specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  Monmouth Real Estate Investment Corporation is a fully-integrated and self-managed real estate company, whose property portfolio consists of ninety-three properties located in twenty-nine states, containing a total of approximately 14.4 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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